EXHIBIT 10(bj)

National Western Life Insurance Company
2006 DOMESTIC MARKETING OFFICER BONUS PROGRAM

The Bonus Program ("Program") is designed to reward Domestic Marketing officers for their performance in achieving pre-determined sales targets while assisting the Company in managing to its profit criteria. The Plan incorporates three measurable performance factors: (1) sales, which are defined as net placed annualized target premium for Life business and as total placed premium for Annuity business, (2) persistency, and (3) expense management. The bonus percentages included in this document pertain to Domestic Marketing officers at the vice president level and higher. The bonus percentages for assistant vice presidents are determined using one-half of the percentages shown for vice presidents and above.

Each of the three performance factors will have an assigned target level for purposes of the Program. Assuming a "par" performance (i.e. achieving each target level), the weighting of the bonus (applied to base salary) is 70% for sales performance, 15% for persistency performance, and 15% for expense management performance. Actual results compared to the targets can either increase or decrease these percentages as explained in each of the following sections.

Sales Component (70%):

The sales component of the Program is further subdivided between Life production and Annuity production. For 2006, the Domestic sales goals are:

-	Life -- $12,100,000 net placed annualized target premium (14% of MaxWealth total premium assumed to be target for purposes of the Program)
-	Annuities -- $800,000,000 net placed total premium

The New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program. Based upon these sales goals, the bonus percentage corresponding with the Life and Annuity sales production levels achieved in 2006 will be applied to 100% of each Domestic Marketing officer's base salary in accordance with the following grid:

Life Placed Target Premium	Bonus %	Annuity Placed Total Premium	Bonus %
$4,600,000	15.0%	$550,000,000	5.0%
$6,100,000	20.0%	$600,000,000	10.0%
$7,600,000	25.0%	$650,000,000	15.0%
$9,100,000	30.0%	$700,000,000	20.0%
$10,600,000	35.0%	$750,000,000	25.0%
$12,100,000	40.0%	$800,000,000	30.0%
$13,000,000	45.0%	$900,000,000	35.0%
$14,000,000	50.0%	$1,000,000,000	40.0%
$15,000,000	55.0%	$1,100,000,000	40.0%
Increment for every $1,000,000 thereafter	5.0%	Greater than $1,100,000,000	40.0%

Bonus percentages associated with life sales are not capped but increase by 5.0% with every additional $1,000,000 of placed target premium. Conversely, the bonus percentage for annuity sales is capped at 40% irrespective of sales production above the annuity sales goal.

Assuming an officer salary of $100,000 and 2006 production of $8,500,000 of Life placed target premium and $710,000,000 of Annuity placed total premium, the officer's 2006 sales bonus component under the Program would be $45,000 ($100,000 x 25% for Life business plus $100,000 x 20% for Annuity business).

Persistency Component (15%):

Similar to the sales component, the persistency component of the Program is further subdivided between Life business and Annuity business. The target persistency performance factors have been supplied by Actuarial and are as follows:

For Life business:

-	First year annual lapse rate: 18.0% for Traditional , 10.0% for UL, 2.0% for MaxWealth
-	Second year annual lapse rate: 11.0% for Traditional, 15.0% for UL, 2.0% for MaxWealth
-	Third year annual lapse rate: 10.0% for Traditional, 12.5% for UL, 2.0% for MaxWealth
-	Fourth year annual lapse rate: 10.0% for Traditional and UL, 2.0% for Maxwealth
-	Fifth year annual lapse rate: 10.0% for Traditional and UL, 10.0% for Maxwealth

For Annuity business (approximate, based upon product mix):

-	First year annual lapse rate of 1.5%
-	Second year annual lapse rate of 3.0%
-	Third year annual lapse rate of 4.0%
-	Fourth year annual lapse rate of 6.0%
-	Fifth year annual lapse rate of 8.0%

The target persistency calculations will be done a rolling basis by applying a monthly factor, which equates over twelve months to the annual lapse rate, to each month's sales from the month of sale and each successive month thereafter. Accordingly, the target persistency calculation will be a weighting of each month's sales amount and its corresponding duration at the time of measurement. The lapse factors used for establishing the target persistency will be based upon a weighted average of the type of business placed (i.e. Traditional versus UL). Actual persistency will be compared to target persistency for purposes of determining the bonus percentage. For purposes of the Program, the persistency calculation will only be applied to business placed beginning in January 2002 and following (i.e. inforce Annuity business as of 12/31/01 will not be part of the persistency calculation).

Based upon these persistency performance factors, the bonus percentage corresponding with the Life and Annuity persistency levels achieved in 2006 will be applied to 100% of each Domestic Marketing officer's base salary in accordance with the following grid:

Life Business Persistency	Bonus %	Annuity Business Persistency	Bonus %
Below Target - 4%	0.0%	Below Target - 1.00%	0.0%
Target - 4%	1.5%	Target - 1.00%	1.5%
Target - 3%	3.0%	Target - 0.75%	3.0%
Target - 2%	4.5%	Target - 0.50%	4.5%
Target - 1%	6.0%	Target - 0.25%	6.0%
Target	7.5%	Target	7.5%
Target + 1%	9.0%	Target + 0.25%	9.0%
Target + 2%	10.5%	Target + 0.50%	10.5%
Target + 3%	12.0%	Target + 0.75%	12.0%
Target + 4%	13.5%	Target + 1.00%	13.5%
Target + 5%	15.0%	Target + 1.25%	15.0%
Above Target + 5%	15.0%	Above Target + 1.25%	15.0%

Assuming an officer salary of $100,000 and 2006 persistency of Target - 1% for Life business and Target + 0.50% for Annuity business, the officer's 2006 persistency bonus component under the Program would be $16,500 ($100,000 x 6% for Life business plus $100,000 x 10.5% for Annuity business).

Expense Component (15%):

The expense component of the program is based upon the ratio of actual expenses to target premium sales. For purposes of this ratio, annuity target premium is defined as 7.5% of total placed premium. Actual expenses include all cost center expenses with the exception of bonuses paid, agent health claims, agent reserve balance changes, and sales conference expenses.

Based upon the actual ratio achieved, the corresponding bonus percentage based upon the following chart will be applied to 100% of each Domestic Marketing officer's base salary:

Ratio of Expense/ Target Premium	Bonus %
Less than 2.10%	30.0%
2.10 % to 2.30%	27.0%
2.30% to 2.50%	24.0%
2.50% to 2.70%	21.0%
2.70% to 2.90%	18.0%
2.90% to 3.10%	15.0%
3.10% to 3.45%	12.0%
3.45% to 3.80%	9.0%
3.80% to 4.15%	6.0%
4.15% to 4.50%	3.0%
More than 4.50%	0.0%

Assuming actual expenses of $2.1 million, life target premium sales of $8.5 million, and annuity total placed premium of $710 million, the calculated ratio would be 3.41% ($2.1 million divided by the sum of $8.5 million life target sales and $53.25 million annuity ($710 million times 7.5%)). The officer's 2006 expense management bonus component under the Program, assuming a $100,000 base salary, would be $12,000 ($100,000 x 12%).

From the above examples, the officer with a $100,000 base salary would receive a 2006 bonus under the program of 73.5% or $73,500 ($45,000 sales plus $16,500 persistency plus $12,000 expense management) reflecting persistency above "par" and sales and expense management below "par". See "Administration" for further guidelines when the bonus percentage exceeds 100%.

Administration:

Bonus amounts under the program will be calculated and advanced quarterly based upon actual results. However, bonus advances will be limited to 100% of participant base salary even if actual results to-date exceed 100%. In the event that actual year-to-date results are below minimum Program performance factor levels, the Company may, at its discretion, suspend the bonus advance payments until such time as the year-to-date results reach the minimum Program performance levels. Bonus amounts paid year-to-date will not be recouped from the participants in the event of suspension of quarterly payments except at the end of the Program year if unearned.

If at the end of the year the aggregate bonus percentage exceeds 100%, the incremental % above 100% will be applied to the base salaries of all Domestic Marketing Officers (weighted for the portion of the calendar year each participant was employed by the Company) to determine a dollar amount to be put into a "pool". The pool amount will be allocated based upon the recommendation of the Domestic Chief Marketing Officer and as approved by the Company President. The recommendation of the pool allocation by the Chief Marketing Officer must be submitted to the Company President by the end of the January 2007. The pool amount will be paid out quarterly in the following calendar year (i.e. 2007). Participants must be currently employed by the Company in order to receive pool payments. In other words, unpaid pool bonuses will be forfeited by participants upon termination from the Company. Amounts forfeited by terminated participants will remain the property of the Company and will not be redistributed among the remaining participants.

If employment with the Company is terminated during calendar 2006 for any reason other than "termination for cause" by NWL, the 2006 bonus amount paid at termination will be based upon the current year-to-date bonus % (not to exceed 100%) and the prorated percentage of the calendar year that services were rendered to the Company. In the event of death, the bonus amount will be paid to the individual's spouse, and if the individual's spouse is also not living at that time, then to the individual's children.

The Program, its terms, and its administration are at the complete discretion of the Company President and may be changed or revoked at any time without the consent of the participants. This includes, among other things, amendment of the terms, targets, and other features of the Program as the Company President sees fit. Accordingly, this Program does not constitute a legal and binding obligation of the Company to perform.

All amounts paid to participants under this program will be excluded when determining benefits under the Company's pension, 401(k), and other benefit programs.

March 24, 2006